UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT of 1934

Date of report (Date of earliest event reported):  October 22, 2008

SCHNITZER STEEL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

OREGON (State or Other Jurisdiction of Incorporation)	0-22496 (Commission File Number)	93-0341923 (I.R.S. Employer Identification No.)

3200 N.W. Yeon Ave. P.O. Box 10047 Portland, OR (Address of Principal Executive Offices)	97296-0047 (Zip Code)

Registrant’s Telephone Number Including Area Code:  (503) 224-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (seeGeneral Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(b)           On October 23, 2008, Schnitzer Steel Industries, Inc. (the “Company”) notified The NASDAQ Stock Market LLC (“NASDAQ”) that the Company was not in compliance with NASDAQ Marketplace Rule 4350(c)(1), which requires that a majority of the board of directors of a listed company must be comprised of independent directors.  The non-compliance with NASDAQ Marketplace Rule 4350(c)(1) resulted from the resignation of Mark Palmquist, an independent member of the Company’s Board of Directors (the “Board”).

It is expected that, consistent with NASDAQ Marketplace Rule 4350(c)(1), NASDAQ will provide the Company with a cure period of 180 days in order to regain compliance.  At the date of Mr. Palmquist’s resignation the Board had already engaged a professional recruiting firm to assist it in a search for an additional independent director.  The recruiting firm has identified a number of candidates whose names have been submitted to the Board’s Nominating and Corporate Governance Committee, which is composed of three independent directors.  The Company plans to proceed expeditiously to fill the vacancy created by Mr. Palmquist’s resignation with a new independent director.  The Company fully intends to regain compliance with NASDAQ Marketplace Rule 4350(c)(1) within the expected cure period.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           On October 22, 2008, Mark Palmquist resigned as a director of the Company, effective immediately.  At the time of his resignation, Mr. Palmquist was chairman of the Board’s Compensation Committee and a member of the Board’s Nominating and Corporate Governance Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHNITZER STEEL INDUSTRIES, INC. (Registrant)

Dated: October 24, 2008	By:	/s/ RICHARD C. JOSEPHSON
Name: Richard C. Josephson
Title: Senior Vice President & General Counsel